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                                                               Exhibit 12(a)(11)
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FOR IMMEDIATE RELEASE           December 5, 2000
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Contacts:
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C. William Landefeld
President and Chief Executive Officer
Citizens First Financial Corp.
2101 North Veterans Parkway
Phone:  (309) 661-8700
Fax:  (309) 661-0707


                         CITIZENS FIRST FINANCIAL CORP.
                  ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER


     Bloomington, Illinois -- Citizens First Financial Corp. (NASDAQ NMS: CFSB), announced today preliminary results of the Modified Dutch Auction Tender Offer that expired on Friday, December 1, 2000 at 5:00 p.m. New York City time. Based on preliminary count, approximately 391,000 shares are expected to be purchased. Subject to verification, the price will be $ 16.00 per share for all shares purchased in the tender. Approximately 682,000 shares were tendered at or below the $16.00 per share price, thus resulting in a proration factor of approximately 57%. The number of shares, the share price, and the proration factor set forth above are preliminary and are subject to verification by Registrar and Transfer Company, which acted as the Depositary in the Offer. The actual number of shares to be purchased, the price per share, and the proration factor will be announced within several days upon completion of the verification process. It is currently expected that the payment for all shares purchased will be made on or about December 22, 2000.

     The tender offer was commenced on October 31, 2000. Under the terms of the offer, Citizens First Financial Corp. offered to repurchase up to 391,000 shares of its common stock within a price range of $15.00 per share to $17.00 per share. Based in the preliminary results, the value of the shares to be purchased will be $ 6.256 million. The preliminary number of shares to be purchased represents approximately 20% of Citizens First Financial Corp.'s 1,955,014 shares of common stock outstanding on December 1, 2000.

     Citizens First Financial Corp. is a savings and loan holding company in Bloomington, Illinois and has approximately $329 million in total assets. Its subsidiary bank, Citizens Savings Bank, has five banking offices located in Bloomington (3), Normal and Fairbury, Illinois.